CONCENTRIC NETWORK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited
(In thousands, except per share amounts)

	Three Months Ended
	March 31,

	2000	1999

Revenue	$56,956	$30,066

Costs and expenses:

Cost of revenue	51,294	28,263

Development	3,449	2,645

Marketing and sales	21,793	11,173

General and administrative	7,170	3,321

Amortization of goodwill and other intangible assets	14,294	1,391

Total costs and expenses	98,000	46,793

Loss from operations	(41,044)	(16,727)

Other income	61,772	17

Net interest expense	(3,202)	(3,237)

Net income (loss)	17,526	(19,947)

Preferred stock dividends and accretion	(8,006)	(5,553)

Net income (loss) attributable to common stockholders	$9,520	$(25,500)

Net income (loss) per share:

Net income (loss)	$0.35	$(0.59)

Preferred stock dividends and accretion	(0.16)	(0.16)

Net income (loss) attributable to common stockholders	$0.19	$(0.75)

Shares used in computing net income (loss) per share attributable to common stockholders	49,600	34,182

See accompanying notes.